U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2004

Commission file number 0-23619

Tarpon Coast Bancorp, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	65-0772718

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1490 Tamiami Trail
Port Charlotte, FL 33948-1004

(Address of principal executive offices)

941-629-8111

(Registrant’s telephone number)

Item 12. Results of Operations and Financial Condition.

Tarpon Coast Bancorp, Inc. Reports 2003 Operating Results

PORT CHARLOTTE, Fla., February 2 /PRNewswire/ — Tarpon Coast Bancorp, Inc. (OTC Bulletin Board: TCBA) today announced its operating results for the year ended December 31, 2003. For the year, the Company reported net income of $1,172,000 or $.99 per share, compared to net income of $263,000 or $.22 per share in 2002. Net interest margins improved from 4.34% in 2002 to 4.44% in 2003. This improvement in net interest margins in 2003 contributed $96,000 to net interest income over that reported for 2002. Average earning assets between the two years also increased by 16% contributing another $569,000 to net interest income over 2002 levels. In addition, non-interest income improved by $212,000 to $1,722,000 in 2003, substantially as a result of the Company’s continuing efforts in expanding its sources of fee income producing activities. Net income for 2003 was also favorably impacted by the recognition of $423,000 in deferred tax benefits in 2003,compared to $152,000 in 2002, reflecting the Company’s potential for the recovery of net operating loss carry-forward benefits. As all deferred tax benefits have been fully recognized at December 31, 2003, the Company’s results of operations for future periods shall reflect a tax provision, having the effect of providing taxes on income at rates of tax proportionate with statutory rates.

The Company, through its subsidiary banking organization, Tarpon Coast National Bank, has maintained a growth strategy in order to fully leverage and utilize its capital to achieve critical mass. Consistent with this strategy, investments continued to be made in facilities, personnel, and products that were significant in increasing non-interest expenses for 2003 by $251,000 or 5% over 2002 amounts.

The Company is also pleased to announce the acquisition of a 1.8-acre parcel located in the City of Punta Gorda, Florida on which it will construct its fourth full-service banking center, expanding its primary market area into the southern regions of Charlotte County. Management anticipates commencing business in a modular banking facility on the property during the second quarter of 2004 while it constructs its permanent facility.

A financial table follows:

	Year Ended December 31,

	(Dollars in Thousands)
	2003	2002

Balance Sheet Data:
Total Assets	$122,557	$98,764
Total Customer Deposits	$112,576	$89,233
Gross Loans	$83,708	$72,020
Operating Statement Data:
Net Interest Income	$4,469	$3,804
Provision for Loan Losses	$213	$225
Non-interest Income	$1,722	$1,510
Non-interest Expenses	$5,229	$4,978
Income (Taxes) Benefit	$423	$152
Net Income	$1,172	$263
Basic Income Per Share	$.99	$.22
Diluted Earnings Per Share	$.97	$.22
Number of full-service banking centers	3	3

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involves significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarpon Coast Bancorp, Inc.

Date: February 2, 2004	/s/ Lewis S. Albert

Lewis S. Albert Chief Executive Officer